EXHIBIT 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Microtek Medical Holdings, Inc.:

We consent to the use of our reports dated March 15, 2007, with respect to the consolidated balance sheets of Microtek Medical Holdings, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2006, the Company changed its method of accounting for share based payments in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 123(R), and effective December 31, 2006, changed its method of accounting for defined benefit plans in accordance with SFAS No. 158.

Jackson, Mississippi	/s/ KPMG LLP
June 1, 2007